Exhibit 10.1
EMPLOYMENT AGREEMENT
     This AGREEMENT (the “Agreement”) is made as of June 16, 2008 (the “Effective Date”), by and between EPIX Pharmaceuticals, Inc. (the “Employer”), and Chen Schor (the “Executive”). In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:
     1. Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.
     2. Capacity. The Executive shall initially serve the Employer as Chief Business Officer, subject to election by the Board of Directors of the Employer (the “Board of Directors”). As Chief Business Officer, the Executive shall have authority and responsibility for leading and overseeing all corporate and business development and licensing initiatives and activities of the Employer and, subject to the determination of the Board of Directors, shall constitute an officer position pursuant to Section 16 of the Securities Exchange Act of 1934, as amended. The Executive shall also serve the Employer in such other or additional offices as the Executive may be requested to serve by the Board of Directors or by the CEO. In such capacity or capacities, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Employer as may be assigned or delegated to the Executive from time to time by or under the authority of the Board of Directors or by the CEO. The Executive shall work at the Employer’s Lexington, Massachusetts office.
     3. Term. Subject to the provisions of Section 6, the Executive’s employment is “at will” and may be terminated by either the Company or Executive for any reason, or for no reason, at any time.
     4. Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:
          (a) Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (the “Salary”) at the annual rate of of two hundred sixty two thousand, four hundred and fourty four dollars ($262,444) subject to increase from time to time in the discretion of the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Salary shall be payable in periodic installments in accordance with the Employer’s usual practice for its senior executives.
          (b) Bonus. Beginning with the fiscal year ending December 31, 2008, the Executive shall be eligible for an annual bonus under terms established by the Board of Directors or the Compensation Committee with such terms as may be established in the sole discretion of the Board of Directors or Compensation Committee. Bonus payments for each fiscal year, as approved by the Board of Directors or Compensation Committee, shall be paid between January 1 and March 15 of the following fiscal year.
          (c) Stock Options. In consideration of the covenants contained in this Agreement, the Executive has received a grant of stock options in accordance with the

Employer’s Stock Option Plan and will continue to be eligible to receive stock option grants annually . That grant is subject to the terms and conditions of the Employer’s Stock Option Plan, and any relevant grant agreement.
          (d) Regular Benefits. The Executive shall also be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for all or most of its senior executives. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.
          (e) Taxation of Payments and Benefits. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
          (f) The Employer shall reimburse the Executive for up to $5,000 in legal fees incurred in connection with the negotiation and drafting of this Agreement.
     5. Extent of Service. During the Executive’s employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board of Directors or the Chief Executive Officer, devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, including service as a director, board member or consultant to any other entity, except as may be approved in advance, in writing, by the Board of Directors; provided that nothing in this Agreement shall be construed as preventing the Executive from:
          (a) investing the Executive’s assets in any company or other entity in a manner not prohibited by Section 7(d) and in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made; or
          (b) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.
     6. Termination and Termination Benefits. The Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

          (a) Termination by the Employer for Cause. The Executive’s employment under this Agreement may be terminated for Cause without further liability on the part of the Employer effective immediately upon a vote of the Board of Directors and written notice to the Executive. Only the following shall constitute “Cause” for such termination:
          (i) dishonesty of the Executive that is material to the business of the Employer;
          (ii) the commission or indictment of the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud;
          (iii) material failure to perform to the reasonable satisfaction of the Board of Directors a substantial portion of the Executive’s duties and responsibilities assigned or delegated under this Agreement, which failure continues, in the reasonable judgment of the Board of Directors, for at least thirty (30) days after written notice given to the Executive by the Board of Directors or the Chief Executive Officer
          (iv) gross negligence, willful misconduct or insubordination of the Executive with respect to the Employer or any affiliate of the Employer; or
          (v) material breach by the Executive of any of the Executive’s obligations under this Agreement.
          (b) Termination by the Executive. The Executive’s employment under this Agreement may be terminated by the Executive without Good Reason (as defined below) by written notice to the Board of Directors at least sixty (60) days prior to such termination. The Executive’s employment under this Agreement may be terminated by the Executive with Good Reason at any time. For the purposes of this Agreement, Good Reason shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material reduction of the Executive’s responsibilities, duties or authority, (ii) a material reduction in the Executive’s Salary, or (iii) the relocation of the Executive’s primary place of employment to a location more than 100 miles from Lexington, Massachusetts. “Good Reason Process” shall mean that (1) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (2) the Executive notifies the Employer in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (3) the Executive cooperates in good faith with the Employer’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (4) notwithstanding such efforts, the Good Reason condition continues to exist; and (5) the Executive terminates his/her employment within 60 days after the end of the Cure Period. If the Employer cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
          (c) Termination by the Employer Without Cause. Subject to the payment of Termination Benefits pursuant to Section 6(d), the Executive’s employment under this Agreement may be terminated by the Employer without Cause upon 30 days’ written notice to the Executive. The Executive’s employment shall not be considered to be terminated without

Cause if the Executive’s employment terminates by reason of death or disability pursuant to Section 6(e).
          (d) Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive’s employment under this Agreement. Notwithstanding the foregoing, in the event of termination of the Executive’s employment with the Employer pursuant to Section 6(c) above or termination by the Executive with Good Reason pursuant to Section 6(b) above, the Employer shall provide to the Executive the following termination benefits (“Termination Benefits”), provided that the Executive executes (and does not revoke) a valid and enforceable separation agreement and release of claims (the “Release”) in a form acceptable to the Employer, within the time frame set forth in the Release which shall not exceed 45 days of the receipt of the Release:
          (i) a lump sum equal to 12 months Salary (at the rate then in effect pursuant to Section 4(a)), payable in the next regular pay period that occurs more than 30 days following the date of termination of the Executive’s employment under this Agreement; and
          (ii) continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Employer and the Executive as in effect on the date of termination until 12 months after the date of termination. Notwithstanding the foregoing, nothing in this Section 6(d) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive’s right to cost sharing under Section 6(d)(ii) ceases; and
          (iii) that portion of his or her bonus as had been accrued by the Employer in accordance with generally accepted accounting principles as of the end of the fiscal quarter immediately preceding such termination. This portion of the bonus will be paid to the Executive at the time the Employer pays bonuses to other senior employees, provided that it shall be paid no later than March 14 of the calendar year immediately following the calendar year during which termination of employment occurs.
          (iv) If the Release is not executed (without revocation) within the time provided above, or (y) the Executive violates any provision of Section 7, below, the Executive shall forfeit all rights to any Termination Benefits under this Agreement.
     (e) Disability. The Employer may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. Until the Executive’s employment is terminated, the Executive will continue to receive payment from the Employer, which when added to any sick pay or disability pay, shall equal his Salary. Upon such termination, the Executive shall be entitled to receive a pro rata share of his bonus for the fiscal year in which termination occurs pursuant to Section 4(b) above. This pro rata bonus shall be paid to the Executive at the time the Employer pays bonuses to other senior employees, provided that it shall be paid no later than March 14 of the calendar year immediately following the calendar year during which termination of employment occurs.
     If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employer’s determination of such issue shall be binding on the Executive. Nothing in this Section shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq
     7. Confidential Information, Noncompetition and Cooperation.
          (a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(b).
          (b) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information. At all times, both during the Executive’s employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive’s duties to the Employer.

          (c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer. The Executive will return to the Employer all such materials and property as and when requested by the Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.
          (d) Noncompetition and Nonsolicitation. During the Executive’s employment with the Company and for one year thereafter (or, if longer, for the number of months’ salary paid as severance, as defined in Section 6(d)(i)), the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined).During the Executive’s employment with the Company and for two years thereafter, the Executive (i) will refrain from attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Employer); and (ii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer. The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Employer’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean a business with a primary focus on discovering drugs targeting GPCR’s through the use of in silico discovery and development technologies. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.
          (e) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Employer that the Executive’s execution of this Agreement, the Executive’s employment with the Employer and the performance of the Executive’s proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
          (f) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses and time (at a mutually agreed upon rate) incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(f).
          (g) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Employer.
     8. Arbitration of Disputes. Any controversy or claim arising out of this Agreement or the breach thereof shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.
     9. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
     10. Integration. This Agreement, together with any stock option plans and grants, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

     11. Section 409A.
          (a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), the Employer determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
          (b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
          (c) The Employer makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
     12. Assignment; Successors and Assigns. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
     13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
     15. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.
     16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.
     17. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.
     18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer, by its duly authorized officer, and by the Executive, as of the Effective Date.

EPIX PHARMACEUTICALS, INC.

By:	/s/ Michael G. Kauffman

/s/ Chen Schor

Executive

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